CODE OF ETHICS

HUNTINGTON ASSET SERVICES, INC.

UNIFIED FINANCIAL SECURITIES, INC.

(As Amended October 3, 2013; Last Reviewed October 3, 2013)

I.	Statement of General Principles

Huntington Asset Services, Inc. and Unified Financial Securities, Inc. (collectively, “HASi”) have adopted this Code of Ethics for the purpose of instructing all Covered Persons (defined below) in their ethical obligations and to provide rules for their personal securities transactions. All such persons owe a fiduciary duty to HASi’s mutual fund portfolio accounting clients (each a “Client” and collectively, the “Clients”) and to the underlying shareholders (the “Shareholders”) of each Client’s fund(s). A fiduciary duty means a duty of loyalty, fairness and good faith towards the Clients and the Shareholders, and the obligation to adhere not only to the specific provisions of this Code but to the general principles that guide the Code. These general principles are:

•	The duty at all times to place the interest of Clients and Shareholders first;

•	The requirement that all personal securities transactions be conducted in a manner consistent with the Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of any individual’s position of trust and responsibility; and

•	The fundamental standard that Covered Persons should not take inappropriate advantage of their position or of their relationship with Clients or Shareholders.

It is imperative that the personal trading activities of Covered Persons be conducted with the highest regard for these general principles in order to avoid any possible conflict of interest, any appearance of a conflict, or activities that could lead to disciplinary action. This includes executing transactions through or for the benefit of a third party when the transaction is not in keeping with the general principles of this Code.

All personal securities transactions must also comply with the general provisions of Rule 17j-1 under the Investment Company Act of 1940. Based on those provisions, no Covered Person may, in connection with the purchase or sale of a Security:

•	Employ any device, scheme or artifice to defraud a Client or any Shareholder;

•	Make to a Client or any Shareholder any untrue statement of a material fact or omit to state to such Client or Shareholder a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon a Client or any Shareholder; or

•	Engage in any manipulative practice with respect to the Client or any Shareholder.

II.	Definitions

A. Beneficial Interest: the opportunity to directly or indirectly profit or otherwise obtain financial benefits from any interest in a security. Covered Persons should direct questions regarding the definition of Beneficial Interest to the Compliance Officer.

B. Compliance Officer: the person or persons designated by HASi’s Chief Executive Officer to be responsible for the implementation, operation and monitoring of this Code.

C. Covered Person: any permanent employee of Huntington Asset Services, Inc. or Unified Financial Securities, Inc whose primary duties are within the Fund Accounting department or who is granted access to the Mutual Fund Accounting System.; and (ii) any person for whom Unified Financial Securities, Inc. holds a securities license (“Registered Representative”). Any officer of any SEC registered fund that is advised, sub-advised or distributed by an affiliate of HASI.

D. Covered Account: each account in which a Covered Person or a member of his or her family has any direct or indirect Beneficial Interest or over which such person exercises control or influence, including, but not limited to, any joint account, partnership, corporation, trust or estate. A Covered Person’s family members include the Covered Person’s spouse, minor children, any person living in the home of the Covered Person and any relative of the Covered Person (including in-laws) to whose support a Covered Person directly or indirectly contributes.

E. Exempt Transactions: transactions which are 1) effected in an amount or in a manner over which the Covered Person has no direct or indirect influence or control, 2) pursuant to a systematic dividend reinvestment plan, systematic cash purchase plan or systematic withdrawal plan, 3) in connection with the exercise or sale of rights to purchase additional securities from an issuer and granted by such issuer pro-rata to all holders of a class of its securities, 4) in connection with the call by the issuer of a preferred stock or bond, 5) pursuant to the exercise by a second party of a put or call option, 6) closing transactions no more than five business days prior to the expiration of a related put or call option, 7) purchases or sales of Securities involving less than 2,000 shares of any Security included in the Standard & Poor’s 500 Index, 8) purchases or sales of Securities involving less than 2,000 shares of a Security of a company with a market capitalization in excess of $200 million and average daily trading volume in excess of 50,000 shares for the past ten trading days, 9) purchases or sales of options contracts on a broad-based market index 10) purchases or sales of mutual funds held directly with the mutual fund issuer, and 11) purchases and sales of variable annuities.

F. Related Securities: securities issued by the same issuer or issuer under common control, or when either security gives the holder any contractual rights with respect to the other security, including options, warrants or other convertible securities.

G. Securities: any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, or, in general, any interest or instrument commonly known as a “security”, or any certificate or interest or participation in temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase (including options) any of the foregoing; except for the following: 1) securities issued by the government of the United States, 2) bankers’ acceptances, 3) bank certificates of deposit, 4) commercial paper, and 5) shares of registered open-end investment companies (mutual funds). Instruments of affiliates and parents are included in this definition regardless of whether those instruments are publicly traded.

H. Securities Transaction: the purchase or sale, or any action to accomplish the purchase or sale, of a Security for a Covered Account. The term Securities Transaction does not include transactions executed by a Covered Person for the benefit of unaffiliated persons, such as investment advisory and brokerage clients.

III.	Personal Investment Guidelines

A. Personal Accounts

1. The Personal Investment Guidelines in this Section III do not apply to Exempt Transactions. Covered Persons must remember that regardless of the transaction’s status as exempt or not exempt, the Covered Person’s fiduciary obligations remain unchanged.

2. A Covered Person may not execute a Securities Transaction within five calendar days before or after a transaction in the same Security or a Related Security has been executed on behalf of a Client unless (a) the Covered Person sells the same Security after the Client sells the Security; or (b) the Covered Person purchases the same Security after the Client purchases the Security. In the case of Covered Persons who are permanent or temporary HASi employees or workers, this restriction applies only if the Covered Person knew, or in the ordinary course of fulfilling the duties of his or her position, should have known, that the same Security or a Related Security was or was to be purchased or sold for a Client or that such purchase or sale for a Client was being considered. In the case of Covered Persons who are Registered Representatives, this restriction applies only with regard to the Client with whom the Registered Representative is affiliated.

3. Any transactions by a Covered Person involving a private placement must be authorized by the Compliance Officer, in writing, prior to the transaction. In connection with a private placement acquisition, the Compliance Officer will take into account, among other factors, whether the opportunity is being offered to the Covered Person by virtue of the Covered Person’s position with a Client or with HASi. Transactions in stocks of closely held affiliates or parents are included in this pre-clearance procedure, regardless of whether the stocks are publicly traded.

4. Covered Persons are prohibited from acquiring any Securities in an initial public offering without the prior written approval of the Compliance Officer. This restriction is imposed in order to preclude any possibility of a Covered Person profiting improperly from the Covered Person’s position with a Client or with HASi.

B. Other Restrictions

1. Covered Persons are prohibited from serving on the boards of directors of publicly traded companies, absent prior authorization by the Compliance officer. The consideration of prior authorization will be based upon a determination that the board service will be consistent with the interests of Clients and Shareholders.

2. No Covered Person may, in any calendar year, accept from a Client or vendor an amount in excess of $100 in the form of gifts or gratuities, or as compensation for services, without the Compliance Officer’s prior written approval. If there is a question regarding receipt of a gift, gratuity or compensation, it is to be reviewed by the Compliance Officer.

IV.	Compliance Procedures

A. Initial Reporting Requirements

1. Within ten days of the commencement of employment or association with HASi, each Covered Person is required to submit to the Compliance Officer:

a. the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Interest, as of a date no more than 45 days prior to the commencement of employment or affiliation (See Exhibit A)

b. a list of all personal Securities holdings as of a date no more than 45 days prior to the commencement of employment or affiliation (See Exhibit A)

c. certification that the Covered Person has read and understands this Code and recognizes that he or she is subject to the Code (See Exhibit B)

2. For each account referenced in (a) above, each Covered Person is required to furnish duplicate confirmations and statements to the Compliance Officer.

B. Quarterly Reporting Requirements

1. No later than 30 days after the close of each calendar quarter, each Covered Person must report to the Compliance Officer the following information with respect to transactions effected during the quarter in any Security in which the Covered Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security: (See Exhibit C)

a. The date of the transaction, the name of the Security, the number of shares, and the principal amount

b. The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition)

c. The price of the Security at which the transaction was effected

d. the name of the broker, dealer or bank with or through whom the transaction was effected

2. No later than 30 days after the close of each calendar quarter, each Covered Person must report to the Compliance Officer information regarding any trading account established by the Covered Person during the previous quarter with a broker, dealer or bank. (See Exhibit C)

C. Annual Reporting Requirements

1. No later than January 31 of each year, each Covered Person is required to submit to the Compliance Officer:

a. the names and account numbers of all of their personal brokerage accounts, brokerage accounts of members of their immediate families, and any brokerage accounts which they control or in which they or an immediate family member has Beneficial Ownership, as of December 31 of the prior year (See Exhibit D)

b. a list of all personal Securities holdings as of December 31 of the prior year (See Exhibit D)

c. certification that the Covered Person has read and understands this Code and whether the Covered Person has complied with the Code’s requirements throughout the prior year (See Exhibit E)

D. General Compliance Procedures Persons.

1. The Compliance Officer will maintain a list of current Covered

2. All Covered Persons must provide copies of all broker confirmations and periodic account statements to the Compliance Officer.

3. The Compliance Officer or designee will, on a quarterly basis, check all Securities Transaction Reports, and randomly check the trading confirmations provided by brokers, to verify that the Covered Persons have not violated the Code.

4. If a Covered Person violates this Code, the Compliance Officer will report the violation to upper management personnel of HASi for appropriate remedial action which may include a reprimand of the Covered Person, disgorgement of profit received, termination of employment, or termination of affiliation with HASi.